Exhibit 23(c)

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors

Wells Fargo & Company:

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (No. 333-123689) on Form S-3 (the “Registration Statement”) of Wells Fargo & Company (the “Company”), related to the registration of $31,128,425,000 of various debt and equity securities and junior subordinated debt securities, of our reports dated February 23, 2005, with respect to: (a) the consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, and (b) management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004; which reports are incorporated by reference in the Company’s 2004 Annual Report on Form 10-K, and to the reference to our firm under the heading “Experts” in the prospectuses included in the Registration Statement. Our report on the aforementioned consolidated financial statements refers to a change in the method of accounting for goodwill in 2002.

/s/    KPMG LLP

San Francisco, California

July 18, 2005